Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Odonate Therapeutics, Inc. of our report dated February 14, 2018, relating to the financial statements of Odonate Therapeutics, Inc., appearing in the Annual Report on Form 10-K of Odonate Therapeutics, Inc. for the year ended December 31, 2017.

/s/ Squar Milner LLP

San Diego, California

April 6, 2018